EXHIBIT 99.1

Immediate Release Monday, November 1, 2010	For Further Information Contact: Robert E. Phaneuf Vice President - Corporate Development (918) 632-0680

RAM ENERGY RESOURCES ANNOUNCES
AGREEMENT TO SELL NORTH TEXAS GAS ASSETS

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced it had signed a purchase and sale agreement effecting the strategic divestiture of RAM’s North Texas Barnett Shale and Boonsville properties to a private E&P company for $43.75 million in cash, subject to customary due diligence and other closing adjustments. The effective date of the divestiture is October 1, 2010 with the closing anticipated in early December 2010. The current transaction represents the first asset sale to be effected pursuant to RAM’s announced review of strategic alternatives.  Management has previously stated that proceeds from the asset divestitures will be used to reduce outstanding debt balances.

The properties covered by the purchase and sale agreement consist of RAM’s interest in its shallow gas, Bend Conglomerate properties and its deeper Barnett Shale properties,  all located in the Ft. Worth Basin, principally in Jack and Wise Counties, Texas. Together, proved reserves from these properties accounted for approximately 26.4 billion cubic feet equivalents (Bcfe) of natural gas, natural gas liquids and oil, or an estimated 13%, of RAM’s year-end 2009 proved reserves of 204 Bcfe.  In addition, the properties represent 10% of RAM’s field operating cash flow (defined as revenues less the combination of production expenses and production taxes) during the second quarter ended June 30, 2010.   Further, total daily production during the second quarter ended June 30, 2010 for the combined properties was 5,635 thousand cubic feet equivalent (Mcfe) composed of 2,549 Mcf of natural gas, 465 Bbl of natural gas liquids and 50 Bbl of oil.  Given the company’s outlook for the price of natural gas and its non-operated position in a number of these properties, RAM was not planning to focus a substantial portion of its capital expenditures in the near-to-intermediate term on these assets.

Based on a review of various alternatives presented by interested parties, RAM has determined that deleveraging the company through targeted asset sales and refinancing the company’s existing debt will provide the greatest benefit to current shareholders.  RAM will also be evaluating refinancing alternatives with respect to its remaining outstanding debt while asset sales are being completed.  At September 30, 2010 the company had bank debt outstanding of $246.7 million, composed principally of a balance outstanding under its revolver of $133.5 million and a balance outstanding under a term loan of $113.2 million.

On June 15, 2010 the company issued a press release announcing that the Board of Directors of RAM had authorized management to investigate a broad range of strategic alternatives available to the company, all with a view to enhance shareholder value.  The company engaged Jefferies & Company, Inc. as its exclusive financial advisor to assist in this strategic review process.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this release, other than statements of historical facts, that address the company’s pursuit of strategic alternatives, including the ability to complete any asset sales, the anticipated use of proceeds from asset sales to reduce debt, any effort to refinance existing outstanding debt,  the current expectation that such actions can be accomplished without requiring the issuance of additional equity capital and the objective outcome of the strategic review process, as well as events or developments that the company expects or believes are forward-looking statements.  Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, issues arising from the transaction due diligence process, closing adjustments, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC.  The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

About RAM Energy Resources

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of crude oil and natural gas.  Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME.  For additional information, visit the company website at www.ramenergy.com.